UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 23, 2009

ENVIRONMENTAL POWER CORPORATION

(Exact name of Company as specified in its charter)

Delaware	001-32393	75-3117389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

120 White Plains Road, 6th Floor, Tarrytown, New York 10591

(Address of principal executive offices, including zip code)

(914) 631-1435

(Company’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 8.01.	OTHER EVENTS

On October 23, 2009, Environmental Power Corporation (the “Company”), its subsidiary, Microgy Holdings, LLC (“Holdings”), the purchasers of the $62.425 million in tax-exempt bonds (the “Bonds”) issued in connection with Holdings’ tax-exempt bond financing in California in September 2008 (the “Bondholders”) and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) entered into a Fifth Amendment (the “Amendment”) to the Demand Purchase Agreement, dated as of September 3, 2008, among the Company, Holdings, the Bondholders and the Trustee (the “Demand Purchase Agreement”) to extend to October 30, 2009 the date until which the Bondholders may exercise the Option (as defined below), and to extend to November 13, 2009, the date on which the Company would be required to pay costs of issuance if the Option is exercised.

The Company, Holdings and the Bondholders deem it in their mutual best interests to extend again the period of time during which the Option may be exercised, in light of current capital raising activities by the Company and Holdings. The purpose of the Amendment is to provide adequate time for continued discussions between the Company and Holdings, on the one hand, and the Bondholders, on the other hand.

Pursuant to the Demand Purchase Agreement, if certain conditions set forth in the Loan Agreement, dated as of August 1, 2008, with the California Statewide Community Development Authority were not met by June 30, 2009, the holders of a majority of the Bonds would have the option, exercisable by written notice to Holdings on or before July 31, 2009, to require Holdings to purchase the Bonds at par plus accrued interest on or before August 31, 2009 (the “Option”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/S/ DENNIS HAINES
Dennis Haines
Vice President, General Counsel and Secretary

Dated: October 29, 2009